Exhibit 5.1

[Jones Day Letterhead]

March 7, 2007

Federated Department Stores, Inc.
Federated Retail Holdings, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202

Re: Issuance of $1.1 billion Senior Notes due 2012 and
$500 million Senior Notes due 2037 of
Federated Retail Holdings, Inc.

Ladies and Gentlemen:

     We have acted as counsel for Federated Retail Holdings, Inc., a New York corporation ("Federated Holdings"), in connection with its offering of $1.1 billion in aggregate principal amount of Federated Holdings' 5.35% senior notes due 2012 (the "2012 Notes") and $500 million in aggregate principal amount of Federated Holdings' 6.375% senior notes due 2037 (the "2037 Notes," and together with the 2012 Notes, the "Debt Securities"), which will be fully and unconditionally guaranteed (the "Guarantees") by Federated Department Stores, Inc., a Delaware corporation ("Federated"), as contemplated by Federated's and Federated Holdings' Registration Statement No. 333-138376 on Form S-3, as amended by the post-effective amendment dated February 28, 2007, to which this opinion is an exhibit (as the same may be further amended from time to time, the "Registration Statement"). The 2012 Notes will be issued under an indenture, dated as of November 2, 2006 (the "Base Indenture"), among Federated Holdings, as issuer, Federated, as guarantor, and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by a Second Supplemental Indenture, and the 2037 Notes will be issued under the Base Indenture as supplemented by a Third Supplemental Indenture, each such supplemental indenture to be entered into among Federated Holdings, Federated and the Trustee (together the "Supplemental Indentures" and, collectively with the Base Indenture, the "Indenture") relating to the Debt Securities. The Debt Securities and the Guarantees are collectively referred to herein as the "Securities."

     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

  The Debt Securities, when executed by Federated Holdings and authenticated by the Trustee in accordance with the Indenture, issued and sold in accordance with the Registration Statement and delivered to the purchaser or purchasers thereof against receipt by Federated Holdings of such lawful consideration therefor as Federated Holding's Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of Federated Holdings.
  Upon the execution, authentication, issuance, sale and delivery of the Debt Securities as described above, the Guarantees thereof will constitute valid and binding obligations of Federated.

     We have assumed that (i) the Base Indenture is, and each of the Supplemental Indentures will be, a valid and binding obligation of the Trustee; (ii) the definitive terms of the Securities will be established in accordance with (a) applicable law and (b) the provisions of the Base Indenture as supplemented by the applicable Supplemental Indenture; and (iii) each of the Supplemental Indentures will be duly executed and delivered by Federated Holdings, Federated and the Trustee.

     For purposes of our opinion set forth in paragraph 2, we have assumed that the obligations of Federated under the Guarantees will be, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of Federated and will benefit Federated, directly or indirectly.

     Our opinions are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors' rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

     The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Jones Day under the caption "Certain Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day